CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Forum Funds Trust. Such reference appears in the LMCG Global Market Neutral Fund's Statement of Additional Information under the heading "Independent Registered Public Accounting Firm."

BBD, LLP

Philadelphia, Pennsylvania
March 26, 2013